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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ____________

                                    Form 8-A
                                  ____________


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                               BOWNE & CO., INC.
             (Exact name of registrant as specified in its charter)


              Delaware                                   13-2618477
 ----------------------------------------   ------------------------------------
 (State of incorporation or organization)   (I.R.S. Employer Identification No.)


           345 Hudson Street
       New York, New York 10014                           1-5842
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(Address of principal executive offices)            Commission File No.

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Act") and is effective pursuant to General Instruction A(c), check the following box. [ X ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A(d), check the following box.  [   ]


     Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                   Name of each exchange on which
       To be so registered                   each class is to be registered
       -------------------                   ------------------------------

 Common Stock, Par Value $.01 per Share          New York Stock Exchange

 Series B Junior Participating
 Preferred Stock, Par Value $.01 per Share       New York Stock Exchange


     Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)
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                            INFORMATION REQUIRED IN
                             REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     (a) Capital Stock. The Registrant has applied to list on the New York Stock Exchange both its Common Stock, Par Value $.01 per Share (the "Common Stock"), and its Series B Junior Participating Preferred Stock, Par Value $.01 per Share (the "Preferred Stock"). Each of these securities was previously described in the Registrant's Registration Statement on Form 8-A/A filed on June 24, 1998, which is incorporated herein by this reference.

     As of June 19, 1998, the Registrant adopted a Rights Agreement and named The Bank of New York as Rights Agent. The agreement was designed to protect stockholders from coercive or unfair efforts to acquire control of the Registrant before its management has had an opportunity to negotiate in an orderly manner with the potential acquiror in order to secure terms in the stockholders' best interests. For every share of Common Stock outstanding, a right was issued which, after a triggering event, will allow the holder to purchase the Preferred Stock at a rate of 1000-to-1. Consequently, the Certificate of Designations which the Registrant filed in Delaware along with its certificate of incorporation on that same date, and where the rights of holders of the Preferred Stock are defined, may in certain cases have an effect of delaying, deferring or preventing a change in control of the Registrant. This effect of the Preferred Stock would operate only with respect to an extraordinary corporate transaction such as a merger, reorganization, tender offer, sale or transfer of substantially all its assets, or liquidation of the Registrant. The aforementioned Certificate of Designations and Rights Agreement are incorporated herein by reference to Exhibits 2 and 4, respectively, filed with the Registrant's Registration Statement on Form 8-A/A on June 24, 1998, which is referred to above.

     (b) through (f). Not applicable.

ITEM 2. EXHIBITS.

     The following exhibit is filed as a part hereof:

4. Registration Statement on Form 8-A/A dated June 24, 1998, including exhibits thereto (incorporated by reference).


                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                       BOWNE & CO., INC.
                                                         (Registrant)


Date: May 27, 1999                             By /s/ Douglas F. Bauer
                                                 ------------------------------
                                                   Douglas F. Bauer
                                                   Counsel & Corporate Secretary